UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2021

Verona Pharma plc

(Exact name of registrant as specified in its charter)

United Kingdom	001-39067	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 More London Riverside

London SE1 2RE

United Kingdom

(Address of principal executive offices) (Zip Code)

+44 203 283 4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.05 per share*	VRNA	The Nasdaq Global Market

* The ordinary shares are represented by American Depositary Shares (each representing 8 ordinary shares), which are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2021, the Board of Directors (the “Board”) of Verona Pharma plc (the “Company”) increased the size of the Board from nine to ten directors and appointed Lisa Deschamps as a non-executive director, effective as of March 1, 2021. Ms. Deschamps has been appointed to the Nomination and Corporate Governance Committee of the Board (the “Nomination Committee”), replacing Anders Ullman on the Nomination Committee.

As a non-executive director, Ms. Deschamps will receive a £30,000 annual retainer for her service on the Board and a £3,000 annual retainer for her service on the Nomination Committee. On the effective date of her appointment, Ms. Deschamps received an award of 14,500 Restricted Share Units (as defined in the Verona Pharma plc 2017 Incentive Award Plan), represented by American Depositary Shares, each of which represents eight (8) Ordinary Shares of the Company, that will vest in four equal installments on each of May 1, 2021, August 1, 2021, November 1, 2021 and February 1, 2022, subject to continued service on the Board through each such vesting date.

In connection with her appointment, Ms. Deschamps entered into the Company’s standard letter of appointment for non-executive directors and also entered into the Company’s standard director deed of indemnity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERONA PHARMA PLC

Date: March 2, 2021	By:	/s/ David Zaccardelli, Pharm. D.
	Name:	David Zaccardelli, Pharm. D.
	Title:	Chief Executive Officer